P R E S S   R E L E A S E

Renee Brotherton	Kevin Kessel
Corporate Communications	Investor Relations
(408) 576-7189	(408) 576-7985
renee.brotherton@flex.com	kevin.kessel@flex.com

FLEX REPORTS FOURTH QUARTER AND FISCAL 2017 RESULTS

•                  Portfolio evolution continues to drive shift to higher margin businesses

•                  Quarterly revenue of $5.9 billion, increasing 2% year-over-year and at high end of revenue guidance

•                  GAAP diluted EPS of $0.16, Non-GAAP diluted EPS of $0.29

•                  Fiscal year cash flow from operations of $1.1 billion and free cash flow of $660 million

•                  Maintains commitment to return value to shareholders

San Jose, CA, April 27, 2017 — Flex (NASDAQ: FLEX), the Sketch-to-Scale™ solutions provider that designs and builds intelligent products for a connected world, today announced results for its fourth quarter and fiscal year ended March 31, 2017.

“We remain committed to our Sketch-to-Scale strategy and are thrilled to have delivered 14 straight quarters of year-over-year operating margin expansion,” said Mike McNamara, CEO at Flex. “We have built a business model that generates outstanding cash flow consistently year after year. We have generated positive operating cash flow in 23 of our past 24 quarters. For the year, cash flow from operations totaled $1.15 billion and free cash flow was $660 million.”

	Three-Month Periods Ended		Twelve Month Periods Ended
(US$ in millions, except EPS)	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Net sales	$5,863	$5,773	$23,863	$24,419
GAAP income before income taxes	$99	$69	$371	$455
Adjusted operating income	$205	$200	$815	$792
GAAP net income	$87	$61	$320	$444
Adjusted net income	$156	$161	$640	$645
GAAP EPS	$0.16	$0.11	$0.59	$0.79
Adjusted EPS	$0.29	$0.29	$1.17	$1.14

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An explanation and reconciliation of non-GAAP financial measures to GAAP financial measures is presented in Schedule II attached to this press release.

Fourth Quarter Fiscal 2017 Results of Operations

Net sales for the fourth quarter ended March 31, 2017 were approximately $5.9 billion, which was at the high end of our guidance range of $5.5 to $5.9 billion.

GAAP income before income taxes was $99 million for the quarter and adjusted operating income was $205 million, above the mid-point of the guidance range of $185 million to $215 million.

Net income on a GAAP basis was approximately $87 million and adjusted net income for the quarter was $156 million. GAAP EPS was $0.16 for the quarter and non-GAAP EPS was $0.29 for the quarter.

Fiscal Year 2017 Results of Operations

Net sales for the fiscal year ended March 31, 2017 were $23.9 billion. Fiscal year 2017 GAAP income before income tax was $371 million and fiscal year 2017 adjusted operating income was $815 million. GAAP EPS was $0.59 and adjusted earnings per diluted share was $1.17 for fiscal year 2017.

Flex’s fiscal year 2017 performance illustrates its portfolio evolution to higher margin businesses. The Company’s two higher margin business groups, High Reliability Solutions (HRS) and Industrial & Emerging Industries (IEI), combined were $9.1 billion or 38% of net sales in the fiscal year ended March 31, 2017, a $537 million increase from a year ago.

Cash Flow and Balance Sheet

For the twelve-month period ended March 31, 2017, Flex generated net cash from operations of $1.1 billion and free cash flow of $660 million.  Strong cash flow generation has funded share repurchases of approximately $90 million and $350 million for the three and twelve-month periods ended March 31, 2017, respectively.  The Company remains committed to return over 50% of annual free cash flow to its shareholders.  Flex ended the quarter with $1.8 billion of cash on hand and total debt of $3.0 billion.  The balance sheet remains strong and is well-positioned to support the business over the long term.

Q1 Fiscal Year 2018 Guidance & Business Outlook

For the first quarter ending June 30, 2017, revenue is expected to be in the range of $5.7 to $6.1 billion, GAAP EPS is expected to be in the range of $0.16 to $0.20 and includes stock-based compensation expense ($0.04), and intangible amortization ($0.04).  The Company expects some increased levels of investment in the next couple of quarters to support its long-term vision and growth, while maintaining its commitment to return value to shareholders.  Adjusted EPS is expected to be in the range of $0.24 to $0.28 per diluted share and reflects the increased level of investment.

Conference Calls and Web Casts

A conference call hosted by the Flex management team will be held today at 2:00 PM (PT) / 5:00 PM (ET) to discuss the Company’s financial results for the fourth quarter ended March 31, 2017. The conference call will be broadcast via the Internet and may be accessed by logging on to the Company’s website at www.flex.com. Additional information in the form of a slide presentation may also be found on the Company’s site. A replay of the broadcast will remain available on the Company’s website afterwards.

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About Flex

Flex Ltd. (Reg. No. 199002645H) is the Sketch-to-Scale™ solutions provider that designs and builds intelligent products for a connected world. With approximately 200,000 professionals across 30 countries, Flex provides innovative design, engineering, manufacturing, real-time supply chain insight and logistics services to companies of all sizes in various industries and end-markets. For more information, visit flex.com or follow us on Twitter @Flexintl. Flex — Live Smarter™

# # #

This press release contains forward-looking statements within the meaning of U.S. securities law including statements related to future expected revenues and earnings per share. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. These risks include: that future revenues and earnings may not be achieved as expected; the challenges of effectively managing our operations, including our ability to control costs and manage changes in our operations; compliance with legal and regulatory requirements; the possibility that benefits of the Company’s restructuring actions may not materialize as expected; that we may encounter difficulties with acquisitions and divestitures; that the expected revenue and margins from recently launched programs may not be realized; our dependence on a small number of customers and on customers with short product life cycles; geopolitical risk, including the termination and renegotiation of international trade agreements; that recently proposed changes or future changes in tax laws in certain jurisdictions where we operate could materially impact our tax expense; and the effects that the current macroeconomic environment could have on our business and demand for our products as well as the effects that current credit and market conditions could have on the liquidity and financial condition of our customers and suppliers, including any impact on their ability to meet their contractual obligations. Additional information concerning these and other risks is described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports on Forms 10-K and 10-Q that we file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are based on current expectations and Flex assumes no obligation to update these forward-looking statements. Our share repurchase program does not obligate the Company to repurchase a specific number of shares and may be suspended or terminated at any time without prior notice.

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SCHEDULE I

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three-Month Periods Ended
	March 31, 2017	March 31, 2016
GAAP:
Net sales	$5,862,597	$5,772,698
Cost of sales	5,460,827	5,366,361
Restructuring charges	16,966	—
Gross profit	384,804	406,337
Selling, general and administrative expenses	229,467	288,092
Restructuring charges	3,469	—
Intangible amortization	19,078	22,848
Interest and other, net	27,663	24,687
Other charges, net	6,186	1,481
Income before income taxes	98,941	69,229
Provision for income taxes	12,067	7,885
Net income	$86,874	$61,344

Earnings per share:
GAAP	$0.16	$0.11
Non-GAAP	$0.29	$0.29

Diluted shares used in computing per share amounts	540,782	552,828

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

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FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Twelve-Month Periods Ended
	March 31, 2017	March 31, 2016
GAAP:
Net sales	$23,862,934	$24,418,885
Cost of sales	22,303,231	22,810,824
Restructuring charges	38,758	—
Gross profit	1,520,945	1,608,061
Selling, general and administrative expenses	937,339	954,890
Restructuring charges	10,637	—
Intangible amortization	81,396	65,965
Interest and other, net	99,532	84,793
Other charges, net	21,193	47,738
Income before income taxes	370,848	454,675
Provision for income taxes	51,284	10,594
Net income	$319,564	$444,081

Earnings per share:
GAAP	$0.59	$0.79
Non-GAAP	$1.17	$1.14

Diluted shares used in computing per share amounts	546,220	564,869

See Schedule II for the reconciliation of GAAP to non-GAAP financial measures. See the accompanying notes on Schedule V attached to this press release.

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SCHEDULE II

FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Three-Month Periods Ended
	March 31, 2017	March 31, 2016
GAAP gross profit	$384,804	$406,337
Stock-based compensation expense	2,517	2,546
Restructuring and other (2)	31,735	—
Non-GAAP gross profit	$419,056	$408,883

GAAP income before income taxes	$98,941	$69,229
Stock-based compensation expense	14,956	21,021
Restructuring and other (2)	38,138	—
Intangible amortization	19,078	22,848
Interest and other, net	27,663	24,687
Other charges, net	6,186	1,481
SunEdison bankruptcy (3)	—	61,006
Non-GAAP operating income	$204,962	$200,272

GAAP provision for income taxes	$12,067	$7,885
Intangible amortization benefit	1,725	1,660
Tax benefit on intangible assets	—	3,705
Tax benefit on restructuring and other	1,132	—
Non-GAAP provision for income taxes	$14,924	$13,250

GAAP net income	$86,874	$61,344
Stock-based compensation expense	14,956	21,021
Restructuring and other (2)	38,138	—
Intangible amortization	19,078	22,848
Adjustments for taxes	(2,857)	(5,365)
SunEdison bankruptcy (3)	—	61,006
Non-GAAP net income	$156,189	$160,854
Diluted earnings per share:
GAAP	$0.16	$0.11
Non-GAAP	$0.29	$0.29

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FLEX

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (1)

(In thousands, except per share amounts)

	Twelve-Month Periods Ended
	March 31, 2017	March 31, 2016
GAAP gross profit	$1,520,945	$1,608,061
Stock-based compensation expense	10,023	8,986
SunEdison bankruptcy (3)	92,915	—
Restructuring and other (2)	53,527	—
Non-GAAP gross profit	$1,677,410	$1,617,047

GAAP income before income taxes	$370,848	$454,675
Stock-based compensation expense	82,266	77,580
Restructuring and other (2)	67,099	—
Intangible amortization	81,396	65,965
Interest and other, net	99,532	84,793
Other charges, net (4)	21,193	47,738
SunEdison bankruptcy (3)	92,915	61,006
Non-GAAP operating income	$815,249	$791,757

GAAP provision for income taxes	$51,284	$10,594
Intangible amortization benefit	7,176	5,404
Tax benefit on intangible assets (5)	638	43,029
Tax benefit on restructuring and other	3,012	—
Non-GAAP provision for income taxes	$62,110	$59,027

GAAP net income	$319,564	$444,081
Stock-based compensation expense	82,266	77,580
Restructuring and other (2)	67,099	—
Intangible amortization	81,396	65,965
SunEdison bankruptcy (3)	92,915	61,006
Other charges, net (4)	7,388	44,415
Adjustments for taxes (5)	(10,826)	(48,433)
Non-GAAP net income	$639,802	$644,614
Diluted earnings per share:
GAAP	$0.59	$0.79
Non-GAAP	$1.17	$1.14

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SCHEDULE III

FLEX

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	As of March 31, 2017	As of March 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,830,675	$1,607,570
Accounts receivable, net of allowance for doubtful accounts	2,192,704	2,044,757
Inventories	3,396,462	3,491,656
Other current assets	967,935	1,171,143
Total current assets	8,387,776	8,315,126

Property and equipment, net	2,317,026	2,257,633
Goodwill and other intangible assets, net	1,347,048	1,345,820
Other assets	541,513	466,402
Total assets	$12,593,363	$12,384,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank borrowings and current portion of long-term debt	$61,534	$65,166
Accounts payable	4,484,908	4,248,292
Accrued payroll	344,245	353,547
Other current liabilities	1,613,940	1,905,200
Total current liabilities	6,504,627	6,572,205

Long-term debt, net of current portion	2,890,609	2,709,389
Other liabilities	519,851	497,857

Total shareholders’ equity	2,678,276	2,605,530

Total liabilities and shareholders’ equity	$12,593,363	$12,384,981

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SCHEDULE IV

FLEX

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve-Months Periods Ended
	March 31, 2017	March 31, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$319,564	$444,081
Depreciation, amortization and other impairment charges	609,660	515,367
Changes in working capital and other	220,685	176,997
Net cash provided by operating activities	1,149,909	1,136,445
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(525,111)	(510,634)
Proceeds from the disposition of property and equipment	35,606	13,676
Acquisition of businesses, net of cash acquired	(189,084)	(916,527)
Proceeds from divestiture of business, net of cash held in divested business	36,731	5,740
Other investing activities, net	(60,329)	11,369
Net cash used in investing activities	(702,187)	(1,396,376)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings and long-term debt	312,741	884,702
Repayments of bank borrowings and long-term debt	(141,730)	(190,221)
Payments for repurchases of ordinary shares	(349,532)	(420,317)
Net proceeds from issuance of ordinary shares	12,438	61,278
Other financing activities, net	(76,024)	(85,800)
Net cash (used in) provided by financing activities	(242,107)	249,642
Effect of exchange rates on cash and cash equivalents	17,490	(10,549)
Net increase in cash and cash equivalents	223,105	(20,838)
Cash and cash equivalents, beginning of period	1,607,570	1,628,408
Cash and cash equivalents, end of period	$1,830,675	$1,607,570

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SCHEDULE V

FLEX AND SUBSIDIARIES

NOTES TO SCHEDULES I, II, III, & IV

(1)   To supplement Flex’s unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), the Company discloses certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share.  These supplemental measures exclude stock-based compensation expense, restructuring charges, intangible amortization, other discrete events as applicable and the related tax effects. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies.  We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Flex’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Flex’s results of operations in conjunction with the corresponding GAAP measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures.  We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of the Company’s performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of the Company’s operating performance on a period-to-period basis because such items are not, in our view, related to the Company’s ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures.  Also, when evaluating potential acquisitions, we exclude certain of the items described below from consideration of the target’s performance and valuation.  Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results.  We believe that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:

•                  the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•                  the ability to better identify trends in the Company’s underlying business and perform related trend analyses;

•                  a better understanding of how management plans and measures the Company’s underlying business; and

•                  an easier way to compare the Company’s operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding each of these individual items in the reconciliations of these non-GAAP financial measures:

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options and unvested restricted share unit awards granted to employees and assumed in business acquisitions.  The Company believes that the exclusion of these charges provides for more accurate comparisons of its operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types.  In addition, the Company believes it is useful to investors to understand the specific impact stock-based compensation expense has on its operating results.

Restructuring and other primarily includes severance for rationalization at existing sites and corporate SG&A functions as well as non-cash impairment of certain assets. These costs may vary in size based on the Company’s initiatives, and are not directly related to ongoing or core business results, and do not reflect expected future operating expenses. These costs are excluded by the Company’s management in assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Inventory impairment and other consists primarily of non-cash impairment of certain solar panel inventory on hand to net realizable value. These costs are excluded by the Company’s management in

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assessing current operating performance and forecasting its earnings trends, and are therefore excluded by the Company from its non-GAAP measures.

Bad debt expense is comprised of additional provisions for doubtful accounts receivable for customers that are experiencing significant financial difficulties.  These costs are excluded by the Company’s management in assessing its current operating performance and forecasting its earnings trends, and accordingly, are excluded by the Company from its non-GAAP measures.

Intangible amortization consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions.  The Company considers its operating results without these charges when evaluating its ongoing performance and forecasting its earnings trends, and therefore excludes such charges when presenting non-GAAP financial measures.  The Company believes that the assessment of its operations excluding these costs is relevant to its assessment of internal operations and comparisons to the performance of its competitors.

Adjustment for taxes relates to the tax effects of the various adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income and certain adjustments related to non-recurring settlements of tax contingencies when applicable.

Other charges, net consists of various other types of items that are not directly related to ongoing or core business results, such as the non-cash foreign currency impact from certain divestitures and impairment charges associated with non-core investments.  We exclude these items because they are not related to the Company’s ongoing operating performance or do not affect core operations.  Excluding these amounts provide investors with a basis to compare Company performance against the performance of other companies without this variability.

For the twelve-month period ended March 31, 2017, Free Cash Flow was $660 million consisting of GAAP net cash flows from operating activities of $1.1 billion less purchases of property and equipment net of proceeds from dispositions of $490 million. We believe Free Cash Flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments, fund acquisitions and for certain other activities. Since Free Cash Flow includes investments in operating assets, we believe this non-GAAP liquidity measure is useful in addition to the most directly comparable GAAP measure — “net cash flows provided by operating activities.”

(2)         During fiscal year 2017, the Company initiated a restructuring plan to accelerate its ability to support more Sketch-to-ScaleTM efforts across the Company and reposition away from historical legacy programs and structures through rationalizing its current footprint at existing sites and at corporate SG&A functions. In addition, certain asset impairments were also recorded in three-month period ended March 31, 2017. Approximately $38.1 million was recognized in the quarter ended March 31, 2017 and $67.1 million was recognized for the twelve-month period ending March 31, 2017.

(3)         On April 21, 2016, SunEdison, Inc. (together with certain of its subsidiaries, “SunEdison”), filed a petition for reorganization under bankruptcy law. During the fiscal year ended March 31, 2016, the Company recognized a bad debt reserve charge of $61.0 million associated with its outstanding SunEdison receivables and accepted return of previously shipped inventory of approximately $90.0 million according to the amount the Company originally invoiced. During the second quarter of fiscal year 2017, prices for solar panel modules declined significantly. The Company determined that certain solar panel inventory previously designated for SunEdison on hand at the end of the second quarter of fiscal year 2017 was not fully recoverable and recorded a charge of $60.0 million to reduce the carrying costs to market during fiscal year 2017. The Company also recognized a $16.0 million impairment charge for solar module equipment and $16.9 million primarily related to negative margin sales and other associated solar panel direct costs incurred during the same period. The total charge of $92.9 million for fiscal year 2017 is included in cost of sales.

(4)         The twelve months ended March 31, 2017 includes a $7.4 million loss attributable to a non-strategic facility sold during the second quarter of fiscal 2017.

The twelve months ended March 31, 2016 includes $25 million of non-cash foreign currency translation loss attributable to the sale of a non-strategic Western European manufacturing facility and a $22 million impairment of a non-core investment.

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(5)         The twelve months ended March 31, 2017 includes a $0.6 million benefit for the release of valuation allowance on certain of our deferred tax assets resulting from an immaterial acquisition.

The twelve months ended March 31, 2016 includes a $42 million benefit for the release of valuation allowances on certain of our deferred tax assets resulting from our acquisition of the NEXTracker business in September 2015.